Exhibit H

November 23, 2010

Chinos Holdings, Inc.

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Equity Providers”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Chinos Holdings, Inc., a Delaware corporation (“Parent”) in exchange for the equity of Parent described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among J. Crew Group, Inc. (the “Company”), Parent and Chinos Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. Each Equity Provider hereby commits (its “Commitment”), subject to the terms and conditions set forth herein to transfer, contribute and deliver to Parent immediately prior to the Effective Time the number of shares of Company Common Stock set forth beside its name on Schedule A hereto (the aggregate amount of such Company Common Stock, the “Rollover Contribution Shares”) in exchange for the pro rata (in kind and amount) share of equity of Parent based on the value of the aggregate equity contributions to Parent made in connection with the Merger and assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration (the “Parent Equity Securities”). Each Equity Provider will not be under any obligation under any circumstances to contribute, or cause to be contributed, to Parent a number of shares in excess of the number of shares of Company Common Stock set forth beside its name on Schedule A hereto.

2. Conditions. The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction of such conditions), as determined by TPG Partners VI, L.P., Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. (collectively, the “Sponsors”) or as determined by a court enforcing a

Sponsors’ equity commitment in a proceeding in accordance with Section 8.8 of the Merger Agreement, (iii) (a) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (b) the Rollover Investment is made at Closing, (iv) the substantially simultaneous closing of the contributions contemplated by each of the Equity Funding Letters, (v) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement, and (vi) the condition that the Interim Investors Agreement, dated as of the date hereof, by and among TPG Capital, L.P. and the Equity Providers (the “Interim Investors Agreement”) is still in effect and has not been terminated (other than termination by mutual written consent of the parties thereto).

3. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Sponsors and the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Equity Providers.

4. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Sponsors, (ii) the Company pursuant to the Company’s right to seek specific performance of the Parent’s obligation to enforce each of the Equity Providers’ obligation to fund the Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or (iii) the Company directly seeking specific performance of each Equity Provider’s obligation to fund its Commitment under the circumstances and only under the circumstances in which the Company would be permitted by Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce each Equity Provider’s obligation to fund its Commitment.

5. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of Parent, the Equity Providers, the Sponsors and the Company. Together with the Interim Investors Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Provider or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby or thereby. No transfer of any rights or obligations hereunder (including with respect to the contribution, transfer and delivery of the Rollover Contribution Shares) shall be permitted without the consent of Parent, the Equity Providers and the Company. Any transfer in violation of the preceding sentence shall be null and void.

6. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8. Confidentiality. This Agreement is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be circulated or quoted by any Equity Provider or the Company except with the prior written consent of Parent in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided, that the disclosing Equity Provider or the Company, as applicable, will provide Parent an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) an Equity Provider’s, Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

9. Termination. The obligation of the Equity Providers under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clause (ii) of the first sentence of Section 4 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Equity Providers of any obligations finally determined or agreed to be owed by the Equity Providers, consistent with the terms hereof).

10. No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Equity Providers’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Equity Providers and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 10 shall be void.

11. Representations and Warranties. Each Equity Provider hereby represents and warrants with respect to itself to Parent that (a) with respect to each Equity Provider that is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) with respect to each Equity Provider that is not a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement; (d) it or he had access to all of the information they required in order to evaluate its investment in Parent; (e) it or he is an “accredited investor” within the meaning of Rule 501 under the United States Securities Act of 1933, as amended (the “1933 Act”), as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (f) it or he is acquiring the equity of Parent described in Section 1 for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof; and (g) it or he understands that the shares of Parent have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, that Parent has no obligation or intention to register such shares under the 1933 Act or United States state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that it or he must therefore bear the economic risk of holding shares in the Company for an indefinite period of time.

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Sincerely,

/s/ Millard S. Drexler
Millard S. Drexler

THE DREXLER FAMILY REVOCABLE TRUST

By:	/s/ Millard S. Drexler
Name: Millard S. Drexler
Title: Trustee

THE MILLARD S. DREXLER 2009 GRANTOR RETAINED ANNUITY TRUST #1

By:	/s/ Millard S. Drexler
Name: Millard S. Drexler
Title: Trustee

THE MILLARD S. DREXLER 2009 GRANTOR RETAINED ANNUITY TRUST #2

By:	/s/ Millard S. Drexler
Name: Millard S. Drexler
Title: Trustee

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted: CHINOS HOLDINGS, INC.

Name:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[Signature Page to Rollover Commitment Letter]

Schedule A

Equity Provider	Number of Shares of Company Common Stock
The Drexler Family Revocable Trust	1,108,545
The Millard S. Drexler 2009 Grantor Annuity Trust #1	583,000
The Millard S. Drexler 2009 Grantor Annuity Trust #2	576,000
Millard S. Drexler (RSUs)	20,000

Total	2,287,545